Exhibit 99.1
                                                                    ------------

-------------------------------- PRESS RELEASE ---------------------------------
Aqua Care Systems, Inc.                                        February 22, 2001
Coral Springs, Florida                                     For immediate release


            AQUA CARE SYSTEMS, INC. ADVISED OF TENDER OFFER FOR UP TO

                         900,000 SHARES OF COMMON STOCK

Aqua Care Systems, Inc., (NASDAQ: AQCR), (the "Company"), announced today that it was advised that AV, Inc. has commenced a tender offer to purchase up to 900,000 shares of the Company's outstanding Common Stock for $2.25 per share in cash.

The Company's Board of Directors has taken the tender offer under consideration and expects to hire appropriate advisers to help the Company make a determination regarding the tender offer.

The Company expects that on or before March 8, 2001, the Company will advise its stockholders whether the Company will recommend acceptance or rejection of such tender, express no opinion or is unable to take a position with respect to the tender offer, and the reasons for such position.

The Company requests all stockholders to defer making a determination whether to accept or reject such tender offer until they have been advised of the Company's position with respect to the tender offer.

Aqua Care Systems, Inc., based in Coral Springs, Florida, designs, manufactures and sells fluid handling, filtration and water purification systems and products.

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The statements in this press release that are not historical facts constitute
"forward-looking statements" that involve risks, uncertainties and other facts that may cause actual results to be materially different from those set forth in the forward-looking statements. Such factors include but are not limited to the following: general economic and business conditions; competition; the ability to implement and the effectiveness of business strategy and development plans; quality of management; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs; and availability and cost of raw materials and supplies. Aqua Care Systems, Inc. will not undertake and specifically declines any obligation to publicly release events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:
Aqua Care Systems, Inc.
Norman J. Hoskin - President & CEO
(954) 796-3338